UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2009

MOHAWK INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-13697	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia 30701

(Address of Principal Executive Offices) (Zip Code)

(706) 629-7721

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2009, Mohawk Industries, Inc. (the “Company”) amended its employment agreement with W. Christopher Wellborn, the Company’s Chief Operating Officer. Pursuant to the terms of the second amended and restated employment agreement (the “Employment Agreement”), Mr. Wellborn will continue to serve as the Company’s Chief Operating Officer and will assume the additional role of the Company’s President. Mr. Jeffrey S. Lorberbaum, the Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer, also held the title of Company President from 1995 until Mr. Wellborn’s promotion to the position.

Mr. Wellborn will receive a base salary of $850,000 per year for such service (which may be increased from time to time by the Board of Directors), will receive customary benefits and is eligible for an annual bonus in accordance with the Company’s bonus plan, based on the achievement of goals established under the Company’s bonus plan applicable to similarly situated executives. For 2009, Mr. Wellborn is eligible to receive an annual bonus of up to 135% of his base salary. In addition, Mr. Wellborn will be eligible to participate in the Company’s Long Term Incentive Plan.

On November 4, 2009, the Company granted to Mr. Wellborn 90,000 restricted stock units (“RSUs”). Subject to certain vesting conditions, 15,000 of such RSUs are scheduled to vest and convert to shares of common stock on October 31 of each of 2014, 2015, 2016, 2017, 2018 and 2019. If Mr. Wellborn remains employed with the Company on November 5, 2010, the Company will grant him an additional 60,000 RSUs on November 5, 2010, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019. In the event Mr. Wellborn exercises any of the options granted to him prior to calendar year 2008, he will be ineligible to receive an annual bonus in the year of such exercise as well as in the next fiscal year.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two year period following the termination, (iii) continued participation in employee benefit plans for a two year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs). In addition, (i) Mr. Wellborn’s options (other than the options granted to Mr. Wellborn prior to calendar year 2008, which shall be immediately cancelled) will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSUs scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations prior to calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Employment Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable.

Further, under the terms of the Employment Agreement, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Employment Agreement expires on December 31, 2019.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated as of November 4, 2009, by and between the Company and W. Christopher Wellborn

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHAWK INDUSTRIES, INC.

By:	/S/ JAMES T. LUCKE
James T. Lucke
Vice President and General Counsel

Dated: November 6, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated as of November 4, 2009, by and between the Company and W. Christopher Wellborn